Exhibit 99.1

Press Release

Roche and Trimeris Provide Update on Development of Alternative Administration Options for Delivery of FUZEON(R)

Companies withdraw application to market Biojector(R) 2000 device for use with FUZEON

NUTLEY, N.J. & MORRISVILLE, N.C.--(BUSINESS WIRE)--Oct. 3, 2007--Roche and Trimeris, Inc. (Nasdaq: TRMS) today provided an update on our efforts to offer a needle-free device which has been investigated for use with FUZEON(R) (enfuvirtide). Based on comprehensive assessment of the clinical program, as well a significant delay in achieving U.S. regulatory approval due to the time required to generate additional data, Roche and Trimeris are withdrawing a supplemental application for approval to market the Biojector(R) 2000 device (known as "B2000" and manufactured by Bioject Medical Technologies, Inc.) for use with FUZEON.

Importantly, Roche and Trimeris believe that patients who are currently administering FUZEON with the device through an existing program or clinical trial may continue to do so, provided that the precautions in the current FUZEON label regarding use with B2000 are followed. We recognize that B2000 is commercially available for general use.

"As part of our efforts to find administration alternatives, Roche and Trimeris have invested considerable resources to leverage the benefits of the B2000 device for use with FUZEON. While the device has shown potential benefit for some patients, we don't believe it's the ideal alternative delivery option for all treatment-experienced patients. We continue to review other options for administering FUZEON," said Michelle Zupancic, Vice President, HIV, Roche. "In addition, we continue to offer Nurse Connections, a free support program that provides patients in the U.S. with personalized, in-home instruction from a highly-trained nurse."

Facts About FUZEON

Administered via one 90 mg injection twice-daily, FUZEON is the first and only fusion inhibitor for the treatment of HIV. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

FUZEON is indicated for use in combination with other antiretroviral agents for the treatment of HIV in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complexreaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Administration with Biojector(R)2000: Nerve pain (neuralgia and/or parethesia) lasting up to six months associated with administration at anatomical sites where large nerves course close to the skin, bruising and hematomas have occurred with the use of the Biojector 2000 needle-free device for administration of FUZEON. Patients receiving anticoagulants or persons with hemophilia, or other coagulation disorders, may have a higher risk of post-injection bleeding.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for more than 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. pharmaceuticals headquarters of the Roche Group, one of the world's leading research-oriented healthcare groups with core businesses in pharmaceuticals and diagnostics. For more than 100 years, the Roche Group has been committed to developing innovative products and services that address prevention, diagnosis and treatment of diseases, thus enhancing people's health and quality of life. An employer of choice, in 2006, Roche was named one of the Top 20 Employers (Science magazine), ranked the No. 1 Company to Sell For (Selling Power), and one of AARP's Top Companies for Older Workers, and in 2005, Roche was named one of Fortune magazine's Best Companies to Work For in America. For additional information about the U.S. pharmaceuticals business, visit our websites: http://www.rocheusa.com or www.roche.us.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

CONTACT: Roche
Mike Nelson, 973-562-2409
mike.nelson@roche.com
or

Trimeris, Inc.
Andrew Graham, 919-419-6050
agraham@trimeris.com
or

MS&L
Joe St. Martin, 212-468-3731
joe.stmartin@mslpr.com